EXHIBIT 99.1

Littelfuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (773) 628-1000 f: (773) 628-0802 www.littelfuse.com
FOR IMMEDIATE RELEASE
Media Contact:
Emily Davis
Head of Communications
Littelfuse
224-453-8259
edavis@littelfuse.com

Littelfuse Appoints Gayla Delly to Board of Directors

CHICAGO, September 28, 2023 – Littelfuse, Inc. (NASDAQ: LFUS), a diversified, industrial technology manufacturing company empowering a sustainable, connected, and safer world, announced today the appointment of Gayla Delly to the company’s board of directors, effective September 28, 2023. Delly was also appointed to the Audit Committee.

“Gayla brings a wealth of experience as both a public company executive and seasoned board member,” said Gordon Hunter, Littelfuse Chairman of the Board of Directors. “Her board leadership and broad management experience across companies operating in a diverse set of end markets make her a terrific addition to the Littelfuse board, as we continue to execute our company’s growth strategy.”

“We are pleased to welcome Gayla to the Littelfuse Board of Directors,” said Dave Heinzmann, Littelfuse Chief Executive Officer. “Gayla’s track record of driving growth and market expansion while delivering strong financial performance across industries will further strengthen our Board, as we continue our multi-year profitable growth trajectory.”

Delly retired as CEO and a member of the Board of Directors of Benchmark Electronics in 2016, where she spent 21 years in a variety of roles including President, Executive Vice President & Chief Financial Officer, Corporate Controller, and Treasurer. She began her career with KPMG. She currently serves as a director at Broadcom Inc. (NASDAQ: AVGO), Flowserve Corporation (NYSE: FLS), and National Instruments Corporation (NASDAQ: NATI). Delly holds a bachelor’s degree in accounting from Samford University.

About Littelfuse
Littelfuse, Inc. (NASDAQ: LFUS) is a diversified, industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 20 countries, and with approximately 18,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation and electronics end markets – everywhere, every day. Learn more at Littelfuse.com.

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